     UNITED STATES

     SECURITIES and EXCHANGE COMMISSION

     WASHINGTON, D.C. 20549

      FORM 8-K

     Current Report Pursuant to Section 13 or 15(d) of the
     Securities Exchange Act of 1934

     Date of Report (Date of Earliest Event Reported):

      July 28, 2009

     Tengasco, Inc.
     (Exact Name of Registrant as specified in its charter)

     Commission File Number 0-20975

Tennessee                          87-0267438
(State or other jurisdiction of (I.R.S. Employer Identification No.)
incorporation or organization)

     10215 Technology Drive N.W., Suite 301, Knoxville, Tennessee 37932
     (Address of Principal Executive Office

     (865) 675-1554

     (Registrant's Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

On July 28, 2009, the Company entered into a two year hedging agreement (the “Agreement”) effective August 1, 2009 on crude oil pricing with Macquarie Bank Limited. The Agreement provides for a $60.00 price per barrel floor and a ceiling of $81.50 per barrel on volumes of 9,500 barrels per month during the period August 1, 2009 through December 31, 2010 and 7,375 barrels per month from January 1, 2011 through July 31, 2011 (the “Hedged Volumes”). The Company’s current average oil production is approximately 15,000 barrels per month. The Company does not pay a fee under the Agreement.

The Agreement is intended to protect the Company in the event that oil prices return to the low levels of crude oil pricing experienced in late 2008 and early 2009 when crude oil prices fell to the $30.00 per barrel range. If crude oil prices remain between the floor and ceiling prices no activity will occur under the Agreement. However, pursuant to the terms of the Agreement if the price of crude oil falls below $60.00 per barrel during the term of the Agreement, the Company will still receive the price of $60.00 per barrel on the Hedged Volumes of the Company’s oil production. Conversely, if the price of crude oil rises above $81.50 during the term of the Agreement the Company will receive such increased prices in excess of $81.50 per barrel only on the Company’s oil production in excess of the Hedged Volumes.

To effectuate the hedging arrangement, the Company and its subsidiaries, Macquaire Bank Limited and the Company’s senior lender, Sovereign Bank entered into an International Swaps and Derivatives Master Agreement and intercreditor agreement.

Item 9.01     Financial Statements and Exhibits

(c)     Exhibits

99.1     Press Release dated August 3, 2009

     SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: August 3, 2009

                                   Tengasco, Inc.

                                   By: s/Jeffrey R. Bailey

                                    Jeffrey R. Bailey,
                                    Chief Executive Officer